EXHIBIT 15

Deloitte & Touche LLP
50 Fremont Street
San Francisco, California 94105-2230

Tel: (415) 783 4000
Fax: (415) 783 4329
www.us.deloitte.com

        Deloitte
        & Touche

December 5, 2002

The Gap, Inc.
Two Folsom Street
San Francisco, California 94105

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended May 4, 2002 and May 5, 2001, as indicated in our report dated May 15, 2002, November 18, 2002 as to Note 10; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended May 4, 2002, is incorporated by reference in the following Registration Statements: on Form S-8, No. 2-72586, No. 2-60029, No. 33-39089, No. 33-40505, No. 33-54686, No. 33-54688, No. 33-54690, No. 33-56021, No. 333-00417, No. 333-12337, No. 333-36265, No. 333-68285, No. 333-72921, No. 333-76523, No. 333-47508, No. 333-59292, No. 333-88470, and No. 333-90414 and Registration No. 333-87442 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
San Francisco, California